Exhibit 99.1

Strongbridge Biopharma plc Reports First Quarter 2020 Financial Results and Provides Corporate Update

~ Phase 3 LOGICS Study of RECORLEV® (levoketoconazole) Reaches 41 of 42 Targeted Study Participants Completing the Randomized Withdrawal Phase; One Additional Patient Currently in the Randomized Withdrawal Phase and One Other Patient Scheduled to be Randomized Imminently ~

~ LOGICS Enrollment to Close on or Before May 14, 2020; Company Expects to Report Top-Line LOGICS Results During the Third Quarter of 2020 ~

~ Reports KEVEYIS® (dichlorphenamide) First Quarter 2020 Revenue of $6.7 Million, a 54 Percent Increase Compared to $4.3 Million During First Quarter of 2019 ~

~ Adjusts its Full-Year KEVEYIS Revenue Guidance Range for 2020 to $22 Million to $26 Million Due to Uncertainties Surrounding the Duration and Potential Business Impact of the COVID-19 Global Pandemic ~

~ Reiterates Guidance that the Company Has Sufficient Cash On-Hand to Fund Operations Through the Third Quarter of 2021 ~

~ Strongbridge to Host Conference Call Today at 8:30 am ET  ~

Dublin, Ireland and Trevose, Pa., May 6, 2020 – Strongbridge Biopharma plc, (Nasdaq: SBBP), a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs, today reported financial results for the first quarter of 2020 and provided a corporate update.

“As an organization, our collective thoughts are with the individuals and their loved ones directly impacted by the COVID-19 global pandemic, as well as the healthcare professionals and first responders who are bravely serving on the frontlines. We would also like to thank all of those in the scientific and medical communities working toward developing COVID-19 vaccines and treatments for their efforts in responding to this global health emergency. As the situation evolves, our primary focus will remain on the health and safety of our employees and the patient and physician communities that we serve,” said John H. Johnson, executive chairman of Strongbridge Biopharma. “I would like to thank our global clinical development, medical affairs, quality and regulatory teams for their hard work on the Phase 3 LOGICS study. We are very pleased with the high study participant completion rate in the LOGICS trial and look forward to closing enrollment – an important milestone that brings us closer to the possibility of bringing this next-generation treatment to people with endogenous Cushing’s syndrome. I am delighted by the progress our extended team has made in keeping the trial on track during these unprecedented and challenging times.”

Johnson added, “We had an excellent start to the year with KEVEYIS, with that momentum continuing through April – our highest month of revenue ever for the product. These strong revenue results can be attributed to a combination of improved discontinuation rates and a steady flow of new patient starts. However, during the past six to eight weeks since COVID-19 stay-at-home orders were implemented nationally, we have been experiencing a reduction in new patient starts, which we believe can be attributed to limitations in our field team’s ability to meet in-person with prescribers, a reduction in patient visits with doctors, and patient reluctance to try new medicines. Therefore, we have decided to adjust our KEVEYIS revenue guidance. Despite the potential KEVEYIS revenue reduction, we remain confident that off-setting expense savings will allow us to sustain our ability to fund operations through the third quarter of 2021.”

“We are especially pleased with the progress made in the LOGICS trial during this difficult time. LOGICS has 41 of 42 targeted completers, with one more participant in the randomized withdrawal phase and one participant scheduled to be randomized. We anticipate reporting top-line results from the LOGICS study during the third quarter of 2020. Our ability to reach these milestones during the COVID-19 pandemic is in large part due to innovative measures that we have undertaken in partnership with our global clinical trial sites. Measures such as home health visits, special transportation arrangements, telemedicine, direct-to-patient drug supply delivery, and regulatory authority-sanctioned protocol and monitoring flexibility are proving to be instrumental in facilitating timely completion of the study,” said Fredric Cohen, M.D., chief medical officer of Strongbridge Biopharma. “On behalf of Strongbridge, we would like to thank all of the stakeholders who have been integral to our RECORLEV clinical development program – our employees, the Phase 3 LOGICS and OPTICS study participants and research staff, our contract research organizations, and our vendor partners – for working together during this global crisis to mitigate potential disruption or delays to our research efforts.”

Corporate & Financial Highlights

Rare Endocrine Franchise: RECORLEV® (levoketoconazole)

•

The Phase 3 LOGICS study of RECORLEV in endogenous Cushing’s syndrome now has 41 of 42 study participants who have completed the randomized withdrawal phase, which includes the primary endpoint of the study. We expect to have a total of 42 or more study participants complete randomized withdrawal, as one additional patient is currently in the randomized withdrawal phase and another is in the titration maintenance phase, scheduled to enroll (randomize) imminently.

•	The enrollment window will close on or before May 14, 2020 to provide for the potential enrollment of the patient who is currently in the titration and maintenance phase of the study.
•	The Company anticipates that it will report top-line results from the LOGICS study during the third quarter of 2020.
•	The Company continues to anticipate submitting a New Drug Application (NDA) for RECORLEV to the FDA approximately six months after reporting top-line LOGICS results.

•	The Company has sufficient supply of RECORLEV on-hand to account for all study participants in LOGICS.

Rare Neuromuscular Franchise: KEVEYIS® (dichlorphenamide)

•

The Company achieved KEVEYIS net product sales of $6.7 million for the first quarter ended March 31, 2020, in-line with its original expectations, and representing a 54 percent increase over first quarter 2019 revenue of $4.3 million. The Company also met its budget for KEVEYIS revenue for April 2020 and this represents the highest month of revenue in KEVEYIS history.

•

First quarter and April 2020 performance is attributed to the growth in patients on drug, which was at an all-time high in the first quarter of 2020, combined with recent low discontinuation rates for existing patients on therapy. Our patient services team is working closely with existing patients to minimize any interruptions or unnecessary discontinuations with therapy.

•

The Company has observed a recent reduction in new patient starts, which it believes has been driven by decreased interactions among patients and the medical community as a consequence of social distancing measures required due to COVID-19, and reduced in-person interaction between the Company’s field team and the medical community since our field team is working remotely.

•	Due to uncertainties related to the ongoing COVID-19 global pandemic, the Company has adjusted KEVEYIS full-year revenue guidance for 2020 to $22 million to $26 million.
•

The Company has an adequate supply of KEVEYIS on-hand to cover existing patients for approximately two and a half years and does not anticipate any disruption in the manufacturing process related to the COVID-19 global pandemic.

Corporate

•	All Strongbridge employees are working remotely, which will continue until further notice in accordance with federal, state and local guidance.
•	Strongbridge has committed to supporting national COVID-19 relief efforts, including making a charitable contribution to the American Nurses Association’s COVID-19 Response Fund.
•	Strongbridge had approximately $63 million of cash, cash equivalents and marketable securities, and no debt outstanding as of March 31, 2020.
•	The Company continues to expect that it can fund operations through the third quarter of 2021, at least one-year following anticipated receipt of LOGICS top-line results.

First Quarter 2020 Financial Results

The Company net revenue from sales of KEVEYIS increased $2.3 million or 54 percent from $4.3 million for the three months ended March 31, 2019 to $6.7 million. The Company recorded cost of goods sold of $1.0 million for the three months ended March 31, 2020, compared to cost of goods sold of $0.8 million for the same period in 2019. Our gross margins were 85 percent for three months ended March 31, 2020, compared to gross margins of 81 percent for the same period in 2019.

Selling, general and administrative expenses were $10.4 million for the three months ended March 31, 2020, compared to $12.1 million for the same period in 2019. The decrease during the current period was due to reduction of third-party expenses and personnel costs.

Research and development expenses were $7.6 million for the three months ended March 31, 2020, compared to $6.6 million for the same period in 2019. The increase during the 2020 period was primarily due to expenses related to the RECORLEV LOGICS clinical trial and other RECORLEV development activities.

For the three months ended March 31, 2020, basic net loss attributable to ordinary shareholders on a GAAP basis was ($12.7 million), or ($0.23) per share, compared to a basic net loss attributable to ordinary shareholders of ($18.4) million, or ($0.34) per share, for the same period in 2019. Net loss for the three months ended March 31, 2020 was lower than the same period in 2019 primarily due to increase in KEVEYIS revenue of $2.3 million. In addition, selling, general, and administrative expenses during the three months ended March 31, 2020 were lower compared to the same period in 2019, due to lower third-party costs in the current period and reduced personnel costs. We also had an unrealized gain of $0.6 million on the fair value of warrants recorded in 2020, compared to an unrealized loss of $1.8 million in 2019.

For the three months ended March 31, 2020, non-GAAP basic net loss attributable to ordinary shareholders was ($10.3 million), or ($0.19) per share, compared to a non-GAAP basic net loss attributable to ordinary shareholders of ($13.0 million), or ($0.25) per share, for the same period in 2019. The decrease in non-GAAP net loss during the three months ended March 31, 2020 was primarily due to an increase in KEVEYIS revenue of $2.3 million. In addition, selling, general, and administrative expenses during the three months ended March 31, 2020 were lower compared to the same period in 2019, due to lower third-party costs in the current period and reduced personnel costs.

STRONGBRIDGE BIOPHARMA plc

Select Consolidated Balance Sheet Information (unaudited)

(in thousands, except share and per share data)

	March 31,	December 31,
	2020	2019

Consolidated Balance Sheet Data:
Cash and cash equivalents	$56,554	$57,032
Marketable securities	6,293	21,072
Total assets	101,060	117,638
Total liabilities	39,881	45,447
Total stockholders' equity	61,179	72,191

STRONGBRIDGE BIOPHARMA plc

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Consolidated Statement of Operations Data:
Revenues:
Net product sales	$6,663	$4,333
Royalty revenues	11	10
Total revenues	6,674	4,343

Cost and expenses:
Cost of sales (excluding amortization of intangible assets)	$969	$813
Selling, general and administrative	10,403	12,100
Research and development	7,552	6,583
Amortization of intangible asset	1,256	1,256
Total cost and expenses	20,180	20,752
Operating loss	(13,506)	(16,409)
Other income (expense), net:
Unrealized gain (loss) on fair value of warrants	580	(1,820)
Income from field services agreement	—	2,016
Expense from field services agreement	—	(2,229)
Other income, net	228	685
Total other income (expense), net	808	(1,348)
Loss before income taxes	(12,698)	(17,757)
Income tax expense	—	(677)
Net loss	(12,698)	(18,434)
Other comprehensive income
Unrealized gain on marketable securities	3	—
Comprehensive loss	$(12,695)	$(18,434)

Net loss attributable to ordinary shareholders:
Basic	$(12,698)	$(18,434)
Diluted	$(13,278)	$(18,434)
Net loss per share attributable to ordinary shareholders:
Basic	$(0.23)	$(0.34)
Diluted	$(0.24)	$(0.34)
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders:
Basic	54,231,024	54,155,034
Diluted	54,444,681	54,155,034

STRONGBRIDGE BIOPHARMA plc

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31, 2020
	Operating loss	Loss before income taxes	Net loss attributable to ordinary shareholders	Net loss per share attributable to ordinary shareholders
GAAP	$(13,506)	$(12,698)	$(12,698)	$(0.23)

Non-GAAP Adjustments:

Amortization of intangible assets (a)	$1,256	$1,256	$1,256
Stock-based compensation - Research & Development (b)	$481	$481	$481
Stock-based compensation - Selling, General & Admin. (b)	$1,270	$1,270	$1,270
Unrealized gain on fair value of warrants (c)	—	$(580)	$(580)

Adjusted	$(10,499)	$(10,271)	$(10,271)	$(0.19)

	Three Months Ended March 31, 2019
	Operating loss	Loss before income taxes	Net loss attributable to ordinary shareholders	Net loss per share attributable to ordinary shareholders
GAAP	$(16,409)	$(17,757)	$(18,434)	$(0.34)

Non-GAAP Adjustments:

Amortization of intangible asset (a)	$1,256	$1,256	$1,256
Stock-based compensation - Research & Development (b)	$512	$512	$512
Stock-based compensation - Selling, General & Admin. (b)	$1,811	$1,811	$1,811
Unrealized loss on fair value of warrants (c)	—	$1,820	$1,820

Adjusted	$(12,830)	$(12,358)	$(13,035)	$(0.25)

(a)

The effects of amortization of the intangible asset are excluded because these charges are non-cash, and we believe such exclusion facilitates investors’ ability to more accurately compare our operating results to those of our peer companies.

(b)

The effects of non-cash employee stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. We believe this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(c)

The unrealized gain (loss) on fair value of warrants are excluded due to the nature of this charge, which is non-cash and related primarily to the effect of changes in the company’s stock price at a point in time. We believe such exclusion facilitates investors’ ability to more accurately compare our operating results to those of our peer companies.

Conference Call Details

Strongbridge will host a conference call on Wednesday, May 6 at 8:30 a.m. ET. To access the live call, dial 844-285-7153 (domestic) or 478-219-0180 (international) with conference ID 5286566. The conference call will also be audio webcast from the Company’s website at www.strongbridgebio.com under the “Investor/Webcasts and Presentations” section. A replay of the call will be made available for one week following the conference call. To hear a replay of the call, dial 855-859-2056 (domestic) or 404-537-3406 (international) with conference ID 5286566.

About Strongbridge Biopharma

Strongbridge Biopharma is a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs. Strongbridge’s rare endocrine franchise includes RECORLEV® (levoketoconazole), a cortisol synthesis inhibitor currently being studied in Phase 3 clinical studies for the treatment of endogenous Cushing’s syndrome, and veldoreotide extended release, a pre-clinical next-generation somatostatin analog being investigated for the treatment of acromegaly and potential additional applications in other conditions amenable to somatostatin receptor activation. Both RECORLEV and veldoreotide have received orphan drug designation from the FDA and the European Medicines Agency. The Company’s rare neuromuscular franchise includes KEVEYIS® (dichlorphenamide), the first and only FDA-approved treatment for hyperkalemic, hypokalemic, and related variants of primary periodic paralysis. KEVEYIS has orphan drug exclusivity in the United States.

About KEVEYIS

KEVEYIS® (dichlorphenamide) is indicated for the treatment of primary hyperkalemic periodic paralysis, primary hypokalemic periodic paralysis, and related variants. In clinical studies, the most common side effects of KEVEYIS were a numbness or tingling, difficulty thinking and paying attention, changes in taste, and confusion. These are not all of the possible side effects that you may experience with KEVEYIS. Talk to your doctor if you have any symptoms that bother you or do not go away. You are encouraged to report side effects to Strongbridge Biopharma at 1-855-324-8912, or to the FDA at 1-800-FDA-1088 or visit www.fda.gov/medwatch. For additional KEVEYIS important safety information and the full prescribing information visit www.keveyis.com.

About RECORLEV

RECORLEV® (levoketoconazole) is an investigational cortisol synthesis inhibitor in development for the treatment of patients with endogenous Cushing’s syndrome, a rare but serious and potentially lethal endocrine disease caused by chronic elevated cortisol exposure. RECORLEV is the pure 2S,4R enantiomer of ketoconazole, a steroidogenesis inhibitor. RECORLEV is believed to significantly suppress serum cortisol in healthy subjects and has the potential to be a next-generation cortisol inhibitor.

The Phase 3 program for RECORLEV consists of SONICS and LOGICS: two multinational studies designed to evaluate the safety and efficacy of RECORLEV when used to treat endogenous Cushing’s syndrome. The SONICS study met its primary and secondary endpoints, demonstrating a statistically significant normalization rate of urinary free cortisol at six months. The ongoing LOGICS study is a double-blind, placebo-controlled randomized-withdrawal study of RECORLEV that is designed to supplement the long-term efficacy and safety information supplied by SONICS.

RECORLEV has received orphan drug designation from the FDA and the European Medicines Agency for the treatment of endogenous Cushing's syndrome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements of historical facts, contained in this press release, are forward-looking statements, including statements related to the Company’s 2020 revenue guidance, expected cash runway, future cash balances, the potential advantages of RECORLEV, status of clinical trials, the anticipated timing for completion of enrollment and the release of top-line data from the LOGICS study and the submission of an NDA for RECORLEV to the FDA, the anticipated effects of the coronavirus (COVID-19) pandemic on our business, operating results and financial condition, Strongbridge’s strategy, plans, status and results of clinical trials, outcomes of product development efforts and objectives of management for future operations. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such statement, including risks and uncertainties associated with clinical development and the regulatory approval process, the reproducibility of any reported results showing the benefits of RECORLEV, the adoption of RECORLEV by physicians, if approved, as treatment for any disease and the emergence of unexpected adverse events following regulatory approval and use of the product by patients.  Additional risks and uncertainties relating to Strongbridge and its business can be found under the heading “Risk Factors” in Strongbridge’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent filings with the SEC. These forward-looking statements are based on current expectations, estimates, forecasts and projections and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. The forward-looking statements contained in this press release are made as of the date of this press release, and Strongbridge Biopharma does not assume any obligation to update any forward-looking statements except as required by applicable law.

Contacts:

Corporate and Media Relations
Elixir Health Public Relations
Lindsay Rocco
+1 862-596-1304
lrocco@elixirhealthpr.com

Investor Relations
Solebury Trout
Mike Biega

+1 617-221-9660
mbiega@soleburytrout.com